Exhibit 99.1

Vail Resorts Contacts:
Investor Relations:  Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2016 Fourth Quarter and Full Year Results and Provides Fiscal 2017 Outlook
BROOMFIELD, Colo. - September 26, 2016 - Vail Resorts, Inc. (NYSE: MTN) today reported results for its fourth quarter and fiscal year ended July 31, 2016 and provided its outlook for the fiscal year ending July 31, 2017.
Highlights

•
Net income attributable to Vail Resorts, Inc. was $149.8 million for fiscal 2016, an increase of 30.5% compared to fiscal 2015 or 46.6%, excluding the $12.6 million after-tax non-cash gain on the Park City litigation settlement in fiscal 2015.

•	Resort Reported EBITDA was $452.6 million for fiscal 2016, an increase of 29.5%, excluding the $16.4 million non-cash gain on the Park City litigation settlement in fiscal 2015.

•	Season pass sales through September 18, 2016 for the upcoming 2016/2017 U.S. ski season increased approximately 24% in units and 29% in sales dollars versus the comparable period in the prior year.

•
On August 8, 2016, the Company announced that it signed an agreement to acquire all of the outstanding shares of Whistler Blackcomb Holdings Inc. The Company continues to expect the acquisition to close this fall pending Whistler Blackcomb shareholder and Canadian regulatory approval.

•
The Company issued its fiscal 2017 guidance range and expects Resort Reported EBITDA to be between $480 million and $510 million, excluding results from Whistler Blackcomb and any transaction-related or integration costs.

Commenting on the Company’s fiscal 2016 results, Rob Katz, Chief Executive Officer, said, “We achieved another year of record-breaking results with significant growth across our business. We are very pleased to complete the year with Resort Reported EBITDA of $452.6 million, which included $1.4 million of transaction expenses related to the pending Whistler Blackcomb acquisition. Our results were driven by the strength of our network and excellent results across all of our resort locations. Our season pass program continued to drive both growth and stability with season pass revenue increasing 21.5% compared to the prior year, including a full season of Perisher season pass revenue in fiscal 2016. We experienced another outstanding year in Colorado with visitation and guest spending outperforming last year’s results. In Park City, we met our very high expectations following our capital transformation last summer that combined Park City and Canyons into the largest mountain resort in the U.S. Tahoe results rebounded strongly as favorable weather conditions helped to reactivate visitation in the region. We officially launched Epic Discovery at Vail and Heavenly this summer, driving significant increases in visitation and revenue in the fourth quarter of fiscal 2016 compared to the prior year. Our summer business will continue to grow as we further build out activities at Vail and Heavenly and officially launch Epic Discovery at Breckenridge next summer. Finally, we continue to execute our strategy with a focus on disciplined cost management which played a critical part in achieving Resort EBITDA Margin for the year of 28.7%, a 300 basis point expansion compared to fiscal 2015, excluding the non-cash gain on the Park City litigation settlement in fiscal 2015.”
Katz added, “With a strong high-end U.S. consumer, we are continuing to leverage our growing network of resorts and sophisticated marketing strategies to drive higher visitation and yields across our Mountain segment. For fiscal 2016, total Mountain net revenue increased 18.2% to $1.3 billion. Total skier visits, including a full year of Perisher results, increased 18.5%, while total U.S. skier visits increased 13.2%. Total Effective Ticket Price (“ETP”) increased 3.5%, driven by season pass and lift ticket price increases across our resorts, partially offset by higher visitation per pass. Our ancillary businesses also experienced growth with ski school, dining and retail/rental revenue, up 13.5%, 19.8% and 10.0%, respectively, compared to the prior year.”
Regarding Lodging, Katz said, “Fiscal 2016 was another strong year for our Lodging segment with net revenue increasing 7.9% and Lodging Reported EBITDA increasing 30.0% compared to fiscal 2015, including $3.5 million of Lodging Reported EBITDA associated with the termination of the Company’s management agreement with Half Moon Resort in Jamaica. These improvements were primarily driven by a 210 basis point improvement in occupancy and a 3.5% growth in average daily rate (“ADR”), resulting in an 8.8% improvement in revenue per available room (“RevPAR”) compared to the prior year. Our Lodging segment benefited from increased visitation at our mountain resorts during the ski season as well as continued growth in summer visitation.”
Turning to Real Estate, Katz commented, “We generated $22.0 million of Net Real Estate Cash Flow in fiscal 2016. For the full fiscal year, we closed on five units at Ritz-Carlton Residences, Vail, three Crystal Peak Lodge units in Breckenridge and two One Ski Hill Place units in Breckenridge. During the fourth quarter we closed on two units at Ritz-Carlton Residences, Vail and one unit at Crystal Peak Lodge. Subsequent to the end of fiscal 2016, we closed on the sale of a land parcel at the base of Breckenridge for $9.25 million. As of September 23, 2016, we have four units at Ritz-Carlton Residences, Vail and two units at One Ski Hill Place remaining to be sold and approximately $94.7 million of real estate held for sale and investment associated with land parcels at our resorts.”
Katz continued, “Our balance sheet continues to be very strong. We ended the fiscal year with $67.9 million of cash on hand and $75.0 million of borrowings under the revolver portion of our senior credit facility. As of July 31, 2016, we had available borrowing capacity under the revolver component of our credit facility of $252.8 million. Our Net Debt was 1.4 times trailing twelve months Total Reported EBITDA, which includes $323.1 million of long-term capital lease obligations associated with the Canyons transaction. I am also very pleased to announce that our Board of Directors has declared a quarterly cash dividend on Vail Resorts’ common stock. The quarterly dividend will be $0.81 per share of common stock and will be payable on October 25, 2016 to shareholders of record on October 7, 2016. Additionally, the Company repurchased 485,866 shares for a total of $53.8 million during fiscal 2016.”
Operating Results
A complete Management’s Discussion and Analysis of Financial Condition and Results of Operations can be found in the Company’s Form 10-K for the fiscal year ended July 31, 2016 filed today with the Securities and Exchange Commission. The following are segment highlights:

Mountain Segment

•	Total skier visits for fiscal 2016 increased to approximately 10.0 million, an increase of 18.5% compared to the prior fiscal year.

•	Season pass revenue increased $46.6 million, or 21.5%, compared to the prior fiscal year.

•	U.S. ETP, excluding season pass holders, increased $8.49, or 9.8%, compared to the prior fiscal year.

•	Mountain net revenue was $1,304.6 million for fiscal 2016, an increase of 18.2% compared to the prior fiscal year.

•	Mountain Reported EBITDA for fiscal 2016 increased $96.7 million, or 29.5%, to $424.4 million, excluding the non-cash gain on the Park City litigation settlement in the prior fiscal year.

•	Mountain Reported EBITDA includes $13.4 million and $11.8 million of stock-based compensation expense for fiscal 2016 and fiscal 2015, respectively.
Lodging Segment

•	Lodging net revenue was $274.6 million for fiscal 2016, an increase of 7.9% compared to the prior fiscal year.

•	Lodging net revenue (excluding payroll cost reimbursements) was $262.2 million for fiscal 2016 compared to $244.2 million for the prior fiscal year, a 7.4% increase.

•	ADR increased 3.5% and RevPAR increased 8.8% in fiscal 2016 at the Company’s owned hotels and managed condominiums, compared to the prior fiscal year.

•
Lodging Reported EBITDA increased 30.0% to $28.2 million for fiscal 2016 compared to the prior fiscal year, which includes a $3.5 million termination fee (included in other revenue) associated with the termination of the management agreement with respect to the Half Moon Resort in Montego Bay, Jamaica.

•	Lodging Reported EBITDA includes $3.1 million and $2.6 million of stock-based compensation expense for fiscal 2016 and fiscal 2015, respectively.
Resort - Combination of Mountain and Lodging Segments

•	Resort net revenue was $1,579.2 million for fiscal 2016, an increase of 16.2%, compared to the prior fiscal year.

•	Resort Reported EBITDA increased 29.5% to $452.6 million for fiscal 2016, excluding the $16.4 million non-cash gain on the Park City litigation settlement in the prior fiscal year.

•
Resort EBITDA Margin was 28.7% in fiscal 2016, an increase of 300 basis points from the prior fiscal year, excluding the $16.4 million non-cash gain on the Park City litigation settlement in the prior fiscal year.

Real Estate Segment

•	Real Estate net revenue decreased $19.2 million, or 46.5%, as compared to the same period in the prior year.

•	Net Real Estate Cash Flow was $22.0 million, a decrease of $6.9 million compared to the prior fiscal year.

•	Real Estate Reported EBITDA was $2.8 million, a 140.3% improvement as compared to the prior fiscal year.

•	Real Estate Reported EBITDA includes $0.5 million of stock-based compensation as compared to $1.3 million in the same period in the prior fiscal year.
Total Performance

•	Total net revenue increased $201.4 million, or 14.4%, to $1,601.3 million as compared to the prior fiscal year.

•	Net income attributable to Vail Resorts, Inc. was $149.8 million, or $4.01 per diluted share compared to $114.8 million, or $3.07 per diluted share, in the prior fiscal year.
Season Pass Sales
Commenting on season pass sales, Katz said, “We are extremely pleased with our season pass sales to date. Through September 18, 2016, U.S. ski season pass sales increased approximately 24% in units and 29% in sales dollars, compared to the prior year period ended September 20, 2015. Our growth continues to be driven by our increasingly sophisticated and targeted marketing efforts to move destination guests into our season pass products, with this segment representing over half of this year’s growth. As always, we do expect our season pass growth rates to decline through the end of our selling season, given that some of the increase is driven by our efforts to encourage guests to purchase their passes earlier in the year. Last year at this point in the year, we had sold approximately 60% of our season passes for the upcoming ski season, though we believe that figure may be higher this year, given the aforementioned efforts to move purchases earlier in the selling cycle.”
Guidance
Commenting on guidance for fiscal 2017, Katz said, “We estimate Resort Reported EBITDA for fiscal 2017 will be between $480 million and $510 million. We expect Resort EBITDA Margin to be approximately 29.7% in fiscal 2017, using the midpoint of the guidance range. This is an estimated 100 basis point increase over fiscal 2016. We estimate fiscal 2017 Real Estate Reported EBITDA to be between $2 million and $8 million. Net Real Estate Cash Flow is expected to be between $10 million and $20 million. Net income attributable to Vail Resorts, Inc. is expected to be between $165.5 million and $194.5 million in fiscal 2017. All of these estimates are predicated on an exchange rate of $0.77 between the Australian Dollar and U.S. Dollar, related to the operations of Perisher in Australia. In addition, all of these estimates exclude any operating results from the pending acquisition of Whistler Blackcomb, including associated transaction-related and integration costs.”

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2017, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2017.

	Fiscal 2017 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2017
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$452,000	$478,000
Lodging Reported EBITDA (2)	25,000	35,000
Resort Reported EBITDA (3)	480,000	510,000
Real Estate Reported EBITDA	2,000	8,000
Total Reported EBITDA	482,000	518,000
Depreciation and amortization	(167,000)	(161,000)
Loss on disposal of fixed assets and other, net	(1,700)	(500)
Change in fair value of contingent consideration (4)	—	—
Investment income, net	700	1,100
Interest expense	(44,000)	(41,000)
Income before provision for income taxes	270,000	316,600
Provision for income taxes	(104,600)	(122,400)
Net income	$165,400	$194,200
Net loss attributable to noncontrolling interests	100	300
Net income attributable to Vail Resorts, Inc.	$165,500	$194,500

(1) Mountain Reported EBITDA includes approximately $15 million of stock-based compensation.
(2) Lodging Reported EBITDA includes approximately $3 million of stock-based compensation.
(3) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(4) Our guidance excludes any change in the fair value of contingent consideration which is based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material.

Whistler Blackcomb Acquisition Update
As previously announced on August 8, 2016, the Company entered into an agreement to acquire 100% of the stock of Whistler Blackcomb Holdings Inc., which operates North America’s largest and most visited mountain resort. We are pleased to report that the Canadian Competition Bureau has issued a no-action letter for the transaction and we continue to expect that the deal will close this fall pending Whistler Blackcomb shareholder and remaining Canadian regulatory approvals. The Company intends to share additional detail on its expectations from the Whistler Blackcomb acquisition during its December earnings conference call.
Earnings Conference Call
The Company will conduct a conference call today at 11:30 a.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (888) 417-8465 (U.S. and Canada) or (719) 457-2607 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through October 10, 2016, at 12:30 p.m. eastern time. To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 1900352. The conference call will also be archived at www.vailresorts.com.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. The Company’s subsidiaries operate nine world-class mountain resorts and three urban ski areas, including Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Perisher in New South Wales, Australia; Afton Alps in Minnesota, Mt. Brighton in Michigan and Wilmot Mountain in Wisconsin. The Company owns and/or manages a collection of casually elegant hotels under the RockResort brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements, including our expectations regarding our fiscal 2017 performance, including Resort Reported EBITDA, Resort EBITDA margin, Real Estate Reported EBITDA, Net Real Estate Cash Flow and net income attributable to Vail Resorts, Inc., as well as the expected timing for closure of the Whistler Blackcomb acquisition. These statements are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, the cost and availability of travel options and changing consumer preferences; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to a disruption in our water supply that would impact our snowmaking capabilities; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to hire and retain a sufficient seasonal workforce; risks related to our workforce, including increased labor costs; loss of key personnel; our ability to successfully integrate acquired businesses or that acquired businesses may fail to perform in accordance with expectations, including Whistler Blackcomb or future acquisitions; whether the Whistler Blackcomb acquisition will be consummated, including the ability and timing to obtain required regulatory approvals and approval by Whistler Blackcomb shareholders, and to satisfy other closing conditions and our ability to obtain the required financing for the cash portion of the consideration for the Whistler Blackcomb transaction; our ability to realize anticipated financial benefits from Park City; risks associated with international operations; fluctuations in foreign currency exchange rates; changes in accounting estimates and judgments, accounting principles, policies or guidelines; a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2016, which was filed on September 26, 2016.
                All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Measures of Segment Profitability and Non-GAAP Financial Measures
When reporting financial results, we use the terms Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies.
Reported EBITDA has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2016	2015	2016	2015
Net revenue:
Mountain	97,994	81,061	$1,304,604	$1,104,029
Lodging	74,528	69,373	274,554	254,553
Real estate	7,362	11,648	22,128	41,342
Total net revenue	179,884	162,082	1,601,286	1,399,924
Segment operating expense:
Mountain	152,090	131,554	881,472	777,147
Lodging	70,215	66,470	246,385	232,877
Real estate	7,596	12,895	24,639	48,408
Total segment operating expense	229,901	210,919	1,152,496	1,058,432
Other operating (expense) income:
Depreciation and amortization	(40,775)	(37,536)	(161,488)	(149,123)
Gain on sale of real property	3,485	—	5,295	151
Gain on litigation settlement	—	—	—	16,400
Change in fair value of contingent consideration	(4,200)	(900)	(4,200)	3,650
Loss on disposal of fixed assets and other, net	(2,269)	(1,205)	(5,418)	(2,057)
(Loss) income from operations	(93,776)	(88,478)	282,979	210,513
Mountain equity investment income, net	291	426	1,283	822
Investment income, net	214	91	723	246
Interest expense	(10,461)	(10,131)	(42,366)	(51,241)
Loss on extinguishment of debt	—	(11,012)	—	(11,012)
(Loss) income before provision for income taxes	(103,732)	(109,104)	242,619	149,328
Benefit (provision) for income taxes	38,448	38,936	(93,165)	(34,718)
Net (loss) income	$(65,284)	$(70,168)	$149,454	$114,610
Net loss attributable to noncontrolling interests	11	26	300	144
Net (loss) income attributable to Vail Resorts, Inc.	$(65,273)	$(70,142)	$149,754	$114,754
Per share amounts:
Basic net (loss) income per share attributable to Vail Resorts, Inc.	$(1.80)	$(1.92)	$4.13	$3.16
Diluted net (loss) income per share attributable to Vail Resorts, Inc.	$(1.80)	$(1.92)	$4.01	$3.07
Cash dividends declared per share	$0.8100	$0.6225	$2.8650	$2.0750
Weighted average shares outstanding:
Basic	36,170	36,438	36,276	36,342
Diluted	36,170	36,438	37,312	37,406
Other Data:
Mountain Reported EBITDA	$(53,805)	$(50,067)	$424,415	$344,104
Lodging Reported EBITDA	4,313	2,903	28,169	21,676
Resort Reported EBITDA	(49,492)	(47,164)	452,584	365,780
Real Estate Reported EBITDA	3,251	(1,247)	2,784	(6,915)
Total Reported EBITDA	$(46,241)	$(48,411)	$455,368	$358,865
Mountain stock-based compensation	$3,374	$2,995	$13,404	$11,841
Lodging stock-based compensation	794	709	3,094	2,621
Resort stock-based compensation	4,168	3,704	16,498	14,462
Real Estate stock-based compensation	192	331	527	1,291
Total stock-based compensation	$4,360	$4,035	$17,025	$15,753

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except ETP)
(Unaudited)

	Three Months Ended July 31,		Percentage Increase	Twelve Months Ended July 31,		Percentage Increase
	2016	2015	(Decrease)	2016	2015	(Decrease)
Net Mountain revenue:
Lift	$15,420	$11,921	29.4%	$658,047	$536,458	22.7%
Ski school	3,546	2,695	31.6%	143,249	126,206	13.5%
Dining	12,915	10,349	24.8%	121,008	101,010	19.8%
Retail/rental	26,386	23,590	11.9%	241,134	219,153	10.0%
Other	39,727	32,506	22.2%	141,166	121,202	16.5%
Total Mountain net revenue	$97,994	$81,061	20.9%	$1,304,604	$1,104,029	18.2%
Mountain operating expense:
Labor and labor-related benefits	$54,898	$46,181	18.9%	$338,250	$291,582	16.0%
Retail cost of sales	13,082	11,961	9.4%	93,946	87,817	7.0%
Resort related fees	2,417	1,911	26.5%	68,890	59,685	15.4%
General and administrative	36,578	31,159	17.4%	167,480	143,772	16.5%
Other	45,115	40,342	11.8%	212,906	194,291	9.6%
Total Mountain operating expense	$152,090	$131,554	15.6%	$881,472	$777,147	13.4%
Gain on litigation settlement	—	—	—%	—	16,400	(100.0)%
Mountain equity investment income, net	291	426	(31.7)%	1,283	822	56.1%
Mountain Reported EBITDA	$(53,805)	$(50,067)	(7.5)%	$424,415	$344,104	23.3%

Total skier visits	327	277	18.1%	10,032	8,466	18.5%
ETP	$47.16	$43.04	9.6%	$65.59	$63.37	3.5%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and RevPAR)
(Unaudited)

	Three Months Ended July 31,		Percentage Increase	Twelve Months Ended July 31,		Percentage Increase
	2016	2015	(Decrease)	2016	2015	(Decrease)
Lodging net revenue:
Owned hotel rooms	$20,356	$18,568	9.6%	$63,520	$57,916	9.7%
Managed condominium rooms	9,514	9,273	2.6%	61,934	58,936	5.1%
Dining	15,176	14,671	3.4%	49,225	46,209	6.5%
Transportation	2,765	2,575	7.4%	22,205	23,079	(3.8)%
Golf	8,797	8,535	3.1%	17,519	16,340	7.2%
Other	14,824	12,949	14.5%	47,833	41,760	14.5%
	71,432	66,571	7.3%	262,236	244,240	7.4%
Payroll cost reimbursements	3,096	2,802	10.5%	12,318	10,313	19.4%
Total Lodging net revenue	$74,528	$69,373	7.4%	$274,554	$254,553	7.9%
Lodging operating expense:
Labor and labor-related benefits	$31,875	$30,385	4.9%	$114,404	$110,168	3.8%
General and administrative	8,315	7,379	12.7%	35,351	32,481	8.8%
Other	26,929	25,904	4.0%	84,312	79,915	5.5%
	67,119	63,668	5.4%	234,067	222,564	5.2%
Reimbursed payroll costs	3,096	2,802	10.5%	12,318	10,313	19.4%
Total Lodging operating expense	$70,215	$66,470	5.6%	$246,385	$232,877	5.8%
Lodging Reported EBITDA	$4,313	$2,903	48.6%	$28,169	$21,676	30.0%

Owned hotel statistics:
ADR	$216.28	$201.08	7.6%	$227.27	$216.76	4.8%
RevPAR	$146.83	$133.77	9.8%	$153.13	$140.28	9.2%
Managed condominium statistics:
ADR	$204.46	$188.28	8.6%	$325.38	$316.32	2.9%
RevPAR	$52.18	$48.94	6.6%	$109.68	$101.19	8.4%
Owned hotel and managed condominium statistics (combined):
ADR	$211.45	$195.69	8.1%	$280.38	$270.84	3.5%
RevPAR	$85.51	$78.57	8.8%	$122.61	$112.67	8.8%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of July 31,
	2016	2015
Real estate held for sale and investment	$111,088	$129,825
Total Vail Resorts, Inc. stockholders’ equity	874,540	866,568
Long-term debt	686,909	804,347
Long-term debt due within one year	13,354	10,154
Total debt	700,263	814,501
Less: cash and cash equivalents	67,897	35,459
Net debt	$632,366	$779,042

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures
Presented below is a reconciliation of Reported EBITDA to net (loss) income attributable to Vail Resorts, Inc. for the three and twelve months ended July 31, 2016 and 2015.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended July 31,		Twelve Months Ended July 31,
	2016	2015	2016	2015
Mountain Reported EBITDA	$(53,805)	$(50,067)	$424,415	$344,104
Lodging Reported EBITDA	4,313	2,903	28,169	21,676
Resort Reported EBITDA*	(49,492)	(47,164)	452,584	365,780
Real Estate Reported EBITDA	3,251	(1,247)	2,784	(6,915)
Total Reported EBITDA	(46,241)	(48,411)	455,368	358,865
Depreciation and amortization	(40,775)	(37,536)	(161,488)	(149,123)
Loss on disposal of fixed assets and other, net	(2,269)	(1,205)	(5,418)	(2,057)
Change in fair value of contingent consideration	(4,200)	(900)	(4,200)	3,650
Investment income, net	214	91	723	246
Interest expense	(10,461)	(10,131)	(42,366)	(51,241)
Loss on extinguishment of debt	—	(11,012)	—	(11,012)
(Loss) income before provision for income taxes	(103,732)	(109,104)	242,619	149,328
Benefit (provision) for income taxes	38,448	38,936	(93,165)	(34,718)
Net (loss) income	$(65,284)	$(70,168)	$149,454	$114,610
Net loss attributable to noncontrolling interests	11	26	300	144
Net (loss) income attributable to Vail Resorts, Inc.	$(65,273)	$(70,142)	$149,754	$114,754

* Resort represents the sum of Mountain and Lodging

The following table reconciles Net Debt to long-term debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended July 31, 2016.

	(In thousands) (Unaudited) As of July 31, 2016
Long-term debt	$686,909
Long-term debt due within one year	13,354
Total debt	700,263
Less: cash and cash equivalents	67,897
Net debt	$632,366
Net debt to Total Trailing 12 Month Reported EBITDA	1.4	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and twelve months ended July 31, 2016 and 2015.

	(In thousands) (Unaudited) Three Months Ended July 31,		(In thousands) (Unaudited) Twelve Months Ended July 31,
	2016	2015	2016	2015
Real Estate Reported EBITDA	$3,251	$(1,247)	$2,784	$(6,915)
Non-cash real estate cost of sales	5,216	9,132	15,724	32,190
Non-cash real estate stock-based compensation	193	331	527	1,291
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	628	(1,291)	2,991	2,348
Net Real Estate Cash Flow	$9,288	$6,925	$22,026	$28,914

The following table reconciles Resort net revenue to Resort EBITDA Margin for fiscal 2017 guidance and fiscal 2016.

	(In thousands) (Unaudited) Fiscal 2017 Guidance (2)	(In thousands) (Unaudited) Fiscal Year Ended July 31, 2016
Resort net revenue (1)	$1,663,900	$1,579,158
Resort Reported EBITDA (1)	$495,000	$452,584
Resort EBITDA margin	29.7%	28.7%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point range of Guidance